Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

Board of Directors

Visa Europe Limited:

We consent to the incorporation by reference in the registration statement (No. 333-205813) on Form S-3 of Visa Inc., and the registration statements (Nos. 333-150426, 333-157191 and 333-201770) on Form S-8 of Visa Inc. of our report dated November 18, 2015, with respect to the consolidated balance sheets of Visa Europe Limited as of September 30, 2015 and 2014, and the related consolidated statements of income, comprehensive income, cash flows and changes in equity for each of the years in the three-year period ended September 30, 2015, which report appears in the Form 8-K of Visa Inc. dated December 1, 2015.

/s/ KPMG LLP

London, United Kingdom

December 1, 2015